                                                                   Exhibit 4.6




THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW. THE SECURITIES REPRESENTED BY THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

                                     FORM OF
                                 GEMINI II, INC.
                           Secured 13% Promissory Note

$                                                                 _______, 1999
 -----------------


         Gemini II, Inc., a Delaware corporation (hereinafter called the "Company" or "Maker," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to the order of __________________________ (hereinafter called "Holder"), or its registered assigns, the principal sum of _________________________________ ($_________) together with accrued interest on the amount of such principal sum, payable in accordance with the terms set forth below.

         THIS NOTE (AS HEREINAFTER DEFINED) IS SECURED BY ALL OF THE ASSETS OF THE COMPANY, AND IS SUBJECT TO THE TERMS OF THE SECURITY AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER DATED AS OF _______, 1999 (THE "SECURITY AGREEMENT").

                                    ARTICLE I

                                   Definitions

         For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (iii) the words "herein" and "hereof" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

         I.1 "BOARD OF DIRECTORS" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

         I.2 "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

         I.3 "COMMON STOCK" means shares of common stock, par value $.0001 per share, of the Company.

         I.4 "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

         I.5 "EVENT OF DEFAULT" has the meaning specified in Article III,
Section III.1.

         I.6 "INDEBTEDNESS" of any Person (as hereinafter defined) means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (i) for the principal of, premium on and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created for money borrowed by such Person (including capitalized lease obligations), money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or purchase money indebtedness, or indebtedness secured by property ("Purchase Money Indebtedness") at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (ii) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (iii) for all trade debt of the Person; and (iv) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (i), (ii) or (iii) above.

         I.7 "INITIAL PUBLIC OFFERING" means the Company's planned initial public offering of its Common Stock during 1999 through an underwriter.

         I.8 "MATURITY DATE", when used with respect to the Note means the earlier to occur of _______, 2000 or the closing of an Outside Financing (as hereinafter defined) by the Company with minimum gross proceeds of $5,000,000 (or such earlier date upon which the Note becomes due and payable hereunder).

         I.9 "NOTE" means this Secured 13% Promissory Note.

         I.10 "OBLIGATIONS" means all present and future debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Company to Holder, whether evidenced by the Security Agreement, (as hereinafter defined), the Purchase Agreement (as hereinafter defined), this Note, any note or other instrument or document, whether direct or indirect, absolute or contingent, due or to become due, including without limitation, all principal, all interest, charges, expenses, fees, attorneys fees, expert witness fees, and other sums chargeable to Company hereunder or under any other document or agreement with Holder.

         I.11 "OUTSIDE FINANCING" shall be defined as (i) any transaction where the Company sells or transfers its equity or debt securities for cash whether in public or private offerings and (ii) any financing from a bank or other entity acting as a financial institution made to the Company or any Subsidiary (as hereinafter defined) other than Purchase Money Indebtedness incurred in the ordinary course of business.

         I.12 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         I.13 "SUBSIDIARY" means a corporation or other entity in which more than 50% of the outstanding voting stock or equity interests is owned or controlled, directly or indirectly, by the Company or any combination of the Company and one or more other Subsidiaries. For the purposes of this definition, "VOTING STOCK" means stock or other interests which ordinarily has voting power for the election of directors, and equity interests means the right to receive the profits of the entity, when disbursed, or the assets of the entity upon liquidation or dissolution.

                                   ARTICLE II

                                    Payments

         II.1 INTEREST. From the date of this Note through the Maturity Date, interest shall accrue hereunder on the unpaid outstanding principal sum of this Note at a rate equal to 13% per annum calculated on the basis of a 360-day year ("Interest Rate"). All past due amounts of principal and interest shall bear interest at 15% per annum calculated on the basis of a 360-day year until paid ("Default Rate").

         II.2 PAYMENT OF PRINCIPAL AND INTEREST. The principal and unpaid interest of this Note shall be due and payable in full on the Maturity Date.

         II.3 PREPAYMENTS. At any time before the Maturity Date, the Company may prepay all or any part of this Note provided that such prepayment is accompanied with all accrued but unpaid interest.

         II.4 MANNER OF PAYMENT UPON MATURITY. At maturity, payment of principal and interest on this Note will be made by delivery of certified checks to Holder at its address as set forth in this Note or wire transfers pursuant to instructions from Holder. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.

                                   ARTICLE III

                                    Remedies

         III.1    EVENTS OF DEFAULT.  An "Event of Default" occurs if:

                  III.1.1. Company fails to pay when due and payable any portion of the Obligations under this Note, Agreement of Purchase and Sale by and between the Company and the Holder dated the date hereof (the "Purchase Agreement"), the Warrants to Purchase Common Stock of Gemini II dated the date hereof, by and between the Company and the Holder (the "Warrants Agreement"), the Registration Rights Agreement dated the date hereof by and between the Company and the Holder (the "Registration Rights Agreement"), the Security Agreement dated the date hereof, by and between the Company and the Holder (the "Security Agreement") at stated maturity, upon acceleration or otherwise; or

                  III.1.2. the Company fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise; or

                  III.1.3. Company defaults under, fails or neglects to perform, keep, or observe, any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in the Security Agreement, this Note, the Purchase Agreement, the Warrants Agreement, the Registration Rights Agreement or any other document by and between Company and Holder beyond any cure period, if any; or

                  III.1.4. any material adverse change occurs in Company's business, assets, operations, prospects or condition, financial or otherwise; or

                  III.1.5. the Company defaults in the payment of the principal or interest of this Note when such principal or interest becomes due and payable; or

                  III.1.6. any representation or warranty made by the Company in the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Security Agreement, this Note or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby, is untrue in any material respect as of the date of making thereof; or

                  III.1.7. the Company defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness of the Company (other than the Indebtedness evidenced by this Note or good-faith disputes with trade creditors) having an aggregate principal amount in excess of $100,000; or

                  III.1.8. a court of competent jurisdiction enters a judgment or judgments against the Company or any property or assets of the Company for the payment of money aggregating $100,000 or more in excess of applicable insurance coverage; or

                  III.1.9. (i) any involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law is commenced or (ii) the filing against Company of a bankruptcy or insolvency petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company; or

                  III.1.10. the Company: (i) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) files a petition, answer or consent seeking reorganization or similar relief under any applicable federal or state law; (iii) makes an assignment for the benefit of creditors; or (iv) admits in writing its inability to pay its debts generally as they become due; or

                  III.1.11. any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of 25% or more of the total voting power of the Company and was not the beneficial owner of 25% or more of the total voting power of the Company as of the date of this Note;

                  III.1.12. the Company: (i) without the prior consent of Holder, merges or consolidates with or into any other Person; (ii) the Company dissolves or liquidates; or (iii) the Company sells all or any substantial portion of its assets.

                  III.1.13. the Company fails to require each of InfoHighway International, Inc., ARC Networks, Inc., AXCES, Inc. and any other subsidiary or affiliate (the "Acquisitions") to grant a security interest in and to all of its assets and to pledge all of its assets as additional collateral security for the Note, and to execute and deliver UCC-1 financing statements, a security agreement evidencing such security interest in and to all of its assets and such pledge in and to all of its assets in substantially the same form as the Security Agreement (except that such security interest shall be subject to existing liens on each of the Acquisitions as of the date of the acquisition), a secured guaranty and any and all other documents required by Holder in its sole and absolute discretion in form and substance acceptable to Holder in its sole discretion prior to the closing of the acquisition of each of the Acquisitions.

                  III.2 ACCELERATION OF MATURITY. This Note and all accrued interest shall automatically become immediately due and payable if an Event of Default occurs.

                  III.3 REMEDIES UPON AN EVENT OF DEFAULT. (a) Upon the occurrence of any Event of Default hereunder, in addition to Holder's right to charge interest on the Obligations at the Default Rate: (i) at the option of Holder, the entire unpaid amount of all the Obligations shall become immediately due and payable without demand, notice or legal process of any kind; (ii) Holder may, at its option, without demand, notice or legal process of any kind, exercise any and all rights and remedies granted to it by this Note, the Security Agreement, the Purchase Agreement or by any other agreement now or hereafter existing between Company and Holder; or (iii)
Holder may exercise from time to time any other rights and remedies available to it under the Uniform Commercial Code or other law of the State of New York.

                           (b)      The remedies of Holder as provided herein
and in the Security Agreement, Purchase Agreement and in any other agreement now or hereafter existing between Company and Holder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of Holder. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

                           (c)      If this Note is not paid when due or upon
the occurrence of an Event of Default, Company further promises to pay all costs of collection, foreclosure, fees, attorney's fees and expert witness fees incurred by Holder, whether or not suit is filed hereon, and all other fees, costs and expenses incurred by Holder pursuant to this Note, the Purchase Agreement, the Security Agreement and any other agreement by and between Company and Holder.

                                   ARTICLE IV

                                    Covenants

         The Company covenants and agrees that, so long as this Note is outstanding:

         IV.1 USE OF PROCEEDS. The Company will use the proceeds of this Note
(i) to fund its expenses related to the Initial Public Offering and the Acquisitions, including general working capital needs, salaries, travel, entertainment and lodging. (ii) to fund certain loans to ARC Networks, Inc. and/or AXCES, Inc. and/or InfoHighway International, Inc., and (iii) to fund the repayment of up to $150,000 of prior bridge loans made to the Company in connection with the Initial Public Offering.

         IV.2 PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the Maturity Date, in accordance with the terms hereof. On the Maturity Date, the entire unpaid principal balance together with accrued interest thereon remaining unpaid shall be paid to Holder.

         IV.3 CORPORATE EXISTENCE. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

         IV.4 TAXES; CLAIMS; ETC. The Company will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charges will have an adverse effect on the business of the Company; PROVIDED, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith with due diligence by appropriate proceedings and if the Company shall have established reserves adequate with respect to such tax, assessment, charge, levy, or claim.

         IV.5 MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

         IV.6 NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

         IV.7 MERGERS AND ACQUISITIONS. Without the prior written consent of the Holder the Company or any Subsidiary will not dissolve, liquidate, consolidate or merge with or sell or transfer all or a substantial portion of its assets to any Person other than in connection with the Acquisitions.

         IV.8 COMPLIANCE WITH LAWS. The Company will promptly comply with all laws, ordinances and governmental rules and regulations to which it is subject.

                                    ARTICLE V

                                     General

         V.1 Company waives presentment, demand and protest, notice of protest, notice of presentment and all other notices and demands in connection with the enforcement of Holder's rights hereunder, except as specifically provided and called for by this Note and hereby consents to, and waives notice of, the release, addition, or substitution, with or without consideration, of any collateral or of any person liable for payment of this Note. Any failure of Holder to exercise any right available hereunder or otherwise shall not be construed as a waiver of the right to exercise the same or as a waiver of any other right at any other time.

         V.2 CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the Holder of the Note.

         V.3 BENEFITS OF NOTE; NO IMPAIRMENT OF RIGHTS OF HOLDER OF SENIOR INDEBTEDNESS. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and his successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

         V.4 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

         V.5 RESTRICTIONS ON TRANSFER. Subject to the provisions of this Article, this Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person.

         V.6 NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third Business Day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company/Maker: 700 Gemini, Suite 100, Houston, Texas 77058, Attn: Chris Efird, or at any other address designated by the Company/Maker in writing to Holder; if to Holder: ____________________________________________________ , or at any
other address designated by Holder to the Company in writing.

         V.7 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

         V.8 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to principles of choice of law).

         V.9 USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of New York and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (referred to as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (referred to in this Section as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

         V.10. This Note is secured by the collateral described in the Security Agreement.

         V.11. COMPANY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK OR, AT THE SOLE OPTION OF HOLDER, IN ANY OTHER COURT IN WHICH HOLDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. COMPANY WAIVES ANY OBJECTION OF FORUM NON CONVENIENCE AND VENUE. COMPANY AND HOLDER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

                                            COMPANY/MAKER:

                                            GEMINI II, INC.

                                            By:
                                                ------------------------------
                                            PRINT NAME:
                                            PRINT TITLE: